EXHIBIT 10.6

CREDITOR’S RIGHTS AGREEMENT

This Creditor’s Rights Agreement (this “Rights Agreement”) dated December __, 2010, is entered into by and between Arkados Group, Inc., a Delaware corporation (the “Company”), and ___________________ (“Creditor”).

RECITALS

WHEREAS, Creditor is a creditor of the Company; and

WHEREAS, the Company desires to enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”) and License Agreement (the “License Agreement”) with STMicroelectronics, Inc. (“ST”), and ST requires the Creditor to execute and deliver a Settlement Agreement and General Release of the Company dated the date hereof (the “Release”) as  a condition precedent to the execution and delivery of such agreements by ST;

WHEREAS, in order to induce Creditor to execute and deliver the Release, the Company proposes to issue equity to the Creditor in an amount mutually acceptable by the parties and give certain rights with respect to future issuance of securities by the Company so as to not to prejudice the Creditors in negotiations with the Company on the terms upon which the Creditor may agree to convert the unsecured claims Creditor holds against the Company on the date of the Release less the amount of consideration defined as the “Settlement Amount” in the Release (“Qualifying Claims”);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Creditor agree as follows:

1.  Release.  Creditor agrees to execute and deliver the Release and Company agrees to issue to Creditor equity in the Company in amounts and having the rights, preferencesas .

2.  Conversion Offer; Per Share Purchase Price Protection.

(a) From the date hereof until the date that is the earlier of the closing or termination of the Asset Purchase Agreement (the “Rights Period”), in the event the Company or any Subsidiary shall issue any Common Stock or Common Stock Equivalents, in exchange for the release and satisfaction of any indebtedness of the Company outstanding on the date of this Rights Agreement, in transaction other than in an Exempt Transaction (a “Subsequent Conversion”), the Company will notify the Creditor of the terms and amount of indebtedness of the Company to be so converted not less than ten business before the closing of such Subsequent Conversion and permit the Creditor to convert or exchange all or any portion of Qualifying Claims into Common Stock or Common Stock Equivalents as the case may be on the same terms as the Subsequent Conversion at the time such Subsequent Conversion closes.

(b) In addition, during the Rights period,  in event the Creditor has exchanged or released any Qualifying Claims in a Subsequent Conversion and the Company proposes (and each time the Company proposes) to effect a Subsequent Conversion at an effective price per share less than the per share purchase price at which the Creditor has participated in a Subsequent Conversion (subject to prior adjustment for reverse and forward stock splits and the like) (the “Discounted Conversion Price,” as further defined below), the Company shall issue to such Creditor that number of additional shares of Common Stock or Common Stock equivalents, as the case may be equal to (a) the amount of Qualifying Claims exchanged or previously released by Creditor at the closing of the last Subsequent divided by the Discounted Purchase Price, less (b) the number of shares of Common Stock or Common Stock issued to the Creditor Investor at the closing of such prior Subsequent Conversion. The term “Discounted Conversion Price” shall mean the amount of claims actually exchanged or released by third parties for each share of Common Stock. The issuance of Common Stock Equivalents shall be deemed to have occurred at the time of the issuance of the Common Stock Equivalents and the Discounted Conversion Price covered thereby shall also include the actual exercise or conversion price thereof at the time of the conversion or exercise (in addition to the amount of indebtedness of the Company exchanged or released per share of Common Stock underlying the Common Stock Equivalents received by the Company upon such issuance of the Common Stock Equivalents).

(c) The Company shall not refuse to issue the Creditor Shares hereunder based on any claim that the Creditor or anyone associated or affiliated with the Creditor has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining an issuance hereunder shall have been sought and obtained. Nothing herein shall limit the Creditor’s right to pursue actual damages for the Company's failure to deliver Shares hereunder and the Creditor shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding anything to the contrary herein, this Section 2 shall not apply in respect of an Exempt Issuance. Additionally, prior to any issuance to the Creditor pursuant to this Section 2, the Creditor shall have the right to irrevocably defer such issuances to the Creditor under this Section 2, in whole or in part, for continuous periods of not less than 75 days.

(d) For the purposes of this Rights Agreement, in the event the Subsequent Conversion is of principal or interest due on Bridge Notes, the calculation of Discount Conversion Price shall be made by reference to 150% of the amount of principal and interest exchanged or released in such Subsequent Conversion.

3.  Voting Agreement.  In the event a subsequent stockholder vote or consent is required with respect to the transactions contemplated by the Asset Purchase Agreement, Creditor,  hereby agrees to vote or exercise its right to consent with respect to all Creditor Shares that Creditor is entitled to vote at the time of any vote or action by written consent to approve the Asset Purchase Agreement, the sale of assets contemplated thereby and all agreements related thereto, including the License Agreement.

4.  No Reliance Upon Representations.  Each party represents and acknowledges that in executing this Rights Agreement, [he/she/it] does not rely and has not relied upon any representation or statement made by the other party or by any of the other party’s past or present affiliates, agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Rights Agreement, other than as set forth in this Rights Agreement.

5.  Acknowledgement.  Each party acknowledges that (a) it has been represented by independent counsel in reviewing this Rights Agreement, (b) it understands the provisions of this Rights Agreement and knowingly and voluntarily agrees to be bound by them, (c) the consideration recited is all that the parties are to receive, (d) this Rights Agreement shall not be subject to any claim of mistake of fact and (e) this Rights Agreement the parties full and complete agreement on the matters herein.

6.  Representations and Warranties. Each party to this Rights Agreement represents and warrants as follows: (a) such party has all requisite power and authority to execute and deliver this Rights Agreement and to perform its obligations hereunder [or, if such party is an individual, such party has the legal capacity to execute and deliver this Rights Agreement and to perform [his/her] obligations hereunder]; (b) the execution and delivery of this Rights Agreement by such party and the consummation of the transactions contemplated hereby do not require the consent of any person or entity that has not been obtained; (c) this Rights Agreement is the valid and binding agreement of such party enforceable against such party in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws; and (d) the execution and delivery of this Rights Agreement by such party and the consummation of the transactions contemplated hereby do not contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to terminate or modify any contract to which the such party is a party or is bound.

7.  Miscellaneous.  This Rights Agreement (a) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State, (b) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all prior agreements, written or oral, (c) may not be amended, except in writing, (d) may be executed in counterparts, (e) shall be enforceable, notwithstanding the unenforceability of any particular provision hereof, with respect to all other provisions hereof, (f) may not be assigned by either party, except with the prior written consent of the other party, and (g) is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties.

8.  Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 5:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Investor, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Investor will be deemed to be an Affiliate of such Investor.

“Bridge Notes” means notes in the aggregate principal amount of  $1,201,900 of short maturity issued by the Company prior to the date of this Rights Agreement, which are past due, and which contained provisions which permitted conversion into a private placement at a discounted price.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“ Closing Price” means on any particular date (a) the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c)  if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Investors of a majority in interest of the Shares then outstanding.

“Common Stock” means the common stock of the Company, par value $0.0001 per share and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

 “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, consultants or directors of the Company or any Subsidiary pursuant to any stock or option plan duly adopted or ratified by a majority of the non-employee members of the Board of Directors of the Company present or former corporate parent or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Rights Agreement, provided that such securities have not been amended since the date of this Rights Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Subsequent Conversion” shall have the meaning ascribed to such term in Section 2(a).

“Subsidiary” means any subsidiary of the Company.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be executed as of the day and year above written.

[CREDITOR] ________________________________ Print Name:

ARKADOS GROUP, INC.

By:         _________________________
Name:  Larry Crawford
Title:    Chief Financial Officer